EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kingstone Companies, Inc. on Form S-8 of our report dated March 31, 2021 with respect to our audits of the consolidated financial statements of Kingstone Companies, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, and our report dated March 31, 2021 appearing in the Annual Report on Form 10-K of Kingstone Companies, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP
Hartford, CT
August 17, 2021